Exhibit 99.1

CELGENE REPORTS FIRST QUARTER 2019

OPERATING AND FINANCIAL RESULTS

–    Strong double-digit top- and bottom-line growth across portfolio and geographies

–    Reaffirming 2019 guidance and 2020 financial targets

–    Pipeline execution: fedratinib, ozanimod and luspatercept regulatory applications submitted year-to-date

–    Acquisition by Bristol-Myers Squibb approved by shareholders; expected to close in the third quarter of 2019

SUMMIT, NJ — (April 25, 2019) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $4,024 million for the first quarter of 2019, a 14 percent increase from the same period in 2018. Celgene reported first quarter 2019 total revenue of $4,025 million, a 14 percent increase compared to $3,538 million in the first quarter of 2018.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,545 million and diluted earnings per share (EPS) of $2.14 for the first quarter of 2019. For the first quarter of 2018, GAAP net income was $846 million and diluted EPS was $1.10.

Adjusted net income for the first quarter of 2019 increased 17 percent to $1,834 million compared to $1,572 million in the first quarter of 2018. For the same period, adjusted diluted EPS increased 24 percent to $2.55 from $2.05.

“In the first quarter, we delivered strong top- and bottom-line growth while advancing our innovative pipeline with multiple regulatory submissions in the U.S. and EU,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “Our excellent operating performance continues to generate positive momentum into the expected closing of the Bristol-Myers Squibb transaction during the third quarter of 2019.”

First Quarter 2019 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2019 compared to the first quarter of 2018. The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense, research and development asset acquisition expense and a benefit associated with the adjustment to clinical trial and development activity wind-down costs. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the first quarter were $2,577 million, an increase of 15 percent year-over-year. U.S. sales of $1,686 million and international sales of $891 million increased 13 percent and 19 percent year-over-year, respectively. REVLIMID® sales growth was driven by increases in treatment duration and market share.

•                                          POMALYST®/IMNOVID® sales for the first quarter were $557 million, an increase of 23 percent year-over-year. U.S. sales were $390 million and international sales were $167 million, an increase of 30 percent and 9 percent year-over-year, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by increases in treatment duration and market share.

•                                          OTEZLA® sales for the first quarter were $389 million, a 10 percent increase year-over-year. U.S. sales of $301 million and international sales of $88 million increased 9 percent and 14 percent year-over-year, respectively. OTEZLA® sales growth in the U.S. was driven by increases in demand, while international sales were driven by continued expansion in key ex-U.S. markets.

•                                          ABRAXANE® sales for the first quarter were $286 million, a 9 percent increase year-over-year. U.S. sales were $196 million and international sales were $90 million, an increase of 23 percent and a decrease of 13 percent year-over-year, respectively. ABRAXANE® sales growth was driven primarily by increases in demand and customer buying patterns.

•                                          In the first quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $215 million compared to $229 million in the first quarter of 2018.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,216 million for the first quarter of 2019 compared to $2,203 million for the same period in 2018. Adjusted R&D expenses were $874 million for the first quarter of 2019 compared to $694 million for the first quarter of 2018. The current period included an increase in R&D expense associated with the acquisition of Juno Therapeutics (Juno) and regulatory submission-related work on multiple programs. Additional R&D expenses (only included on a GAAP basis) decreased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $773 million for the first quarter of 2019 compared to $864 million for the same period in 2018. Adjusted SG&A expenses were $654 million for the first quarter of 2019 compared to $671 million for the first quarter of 2018. Additional SG&A expense (only included on a GAAP basis) decreased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $1.5 billion in the first quarter of 2019, compared to $(325) million for the first quarter of 2018. Celgene ended the quarter with approximately $7.7 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

2019 Product Sales and Earnings Guidance Reaffirmed

	2019 Guidance	Year-over-Year Change
Total Revenue	$17.0B to $17.2B	~12%*
REVLIMID® Net Product Sales	~ $10.8B	~12%
POMALYST®/IMNOVID® Net Product Sales	~ $2.4B	~18%
OTEZLA® Net Product Sales	~ $1.9B	~18%
ABRAXANE® Net Product Sales	~ $1.1B	~4%
GAAP Operating Margin**	Approximately 49%	N/M**
Adjusted Operating Margin	Approximately 57.5%	~+200 bps
Adjusted Tax Rate	~17.0%	~+50 bps
GAAP Diluted EPS	$8.90 - $9.63	N/M**
Adjusted Diluted EPS	$10.60 - $10.80	~21%*
Weighted average diluted shares	~715M	~(20M)

*Year-over-year percentage change based on the mid-point of the range.

**Not meaningful as the 2019 measures exclude the impact of any strategic transactions, impairments, loss contingencies, changes in the fair value of equity investments, costs associated with the Bristol-Myers Squibb Company (Bristol-Myers Squibb) and Celgene transaction and non-operating tax adjustments that have not yet occurred.

Portfolio Updates

•                  At the upcoming 2019 American Society of Clinical Oncology (ASCO) Annual Meeting, select oral data presentations include:

•                  First clinical data from the phase I/II trial evaluating CELMoD® agent iberdomide (CC-220) in patients with relapsed and/or refractory multiple myeloma (RRMM);

•                  Updated data, including minimal residual disease (MRD) response, from the phase I TRANSCEND CLL-004 trial evaluating liso-cel in patients with relapsed and/or refractory chronic lymphocytic leukemia (CLL). Liso-cel recently received Regenerative Medicine Advanced Therapy (RMAT) designation in this setting. In addition, the Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) for liso-cel in non-Hodgkin lymphoma (NHL) remains on-track for the second half of 2019;

•                  Data from the phase III apact® trial evaluating ABRAXANE® as adjuvant therapy in patients with surgically resected pancreatic cancer. In March, Celgene announced that the phase III apact® trial did not achieve the primary endpoint of improvement in disease-free survival, compared to gemcitabine alone. Overall survival, a secondary endpoint of the study, was improved, reaching nominal statistical significance, with ABRAXANE® in combination with gemcitabine compared to gemcitabine alone. The safety profile observed in the apact® study was consistent with previously reported studies of ABRAXANE®.

•                  Celgene today announced top-line results from the phase III ROBUST trial evaluating REVLIMID® plus rituximab, cyclophosphamide, doxorubicin, vincristine and prednisone (R-CHOP) chemotherapy (R2-CHOP) in patients with previously untreated activated B-cell (ABC) subtype diffuse large B-cell lymphoma (DLBCL). The trial did not meet the primary endpoint of demonstrating superiority in progression-free survival (PFS) compared to placebo plus R-CHOP. The safety profile of R2-CHOP was consistent with the known safety profiles of the individual medicines, and no new safety signals were identified with the combination.

•                  In April, Celgene and Acceleron Pharma announced the submission of a BLA to the U.S. FDA for luspatercept, an erythroid maturation agent, for the treatment of adult patients with very low to intermediate risk myelodysplastic syndromes (MDS)-associated anemia who have ring sideroblasts and require red blood cell (RBC) transfusions and for the treatment of adult patients with beta-thalassemia-associated anemia who require RBC transfusions. In addition, Celgene plans to submit a marketing application for both indications to the European Medicines Agency (EMA) in April 2019.

•                  In March, Celgene announced that the EMA Committee for Medicinal Products for Human Use (CHMP) adopted positive opinions for REVLIMID® in combination with bortezomib and dexamethasone (RVd) in adult patients with previously untreated multiple myeloma who are not eligible for transplant and for POMALYST®/IMNOVID® in combination with bortezomib and dexamethasone (PVd) for the treatment of adult patients with multiple myeloma who have received at least one prior treatment regimen including REVLIMID®.

•                  In March, Celgene announced the submission of a New Drug Application (NDA) to the U.S. FDA for ozanimod in patients with relapsing forms of multiple sclerosis (RMS) and the submission of a Marketing Authorization Application (MAA) to the EMA for ozanimod in relapsing-remitting multiple sclerosis (RRMS). In addition, the phase III TRUE NORTH trial evaluating ozanimod in patients with ulcerative colitis (UC) completed enrollment in April.

•                  In March, Celgene announced that the U.S. FDA granted Priority Review designation for the NDA for fedratinib in patients with myelofibrosis. The Prescription Drug User Fee Act (PDUFA) date for the submission is September 3, 2019. The EU MAA submission is now planned by year-end 2019.

•                  In March, Roche announced the accelerated approval of TECENTRIQ® (atezolizumab) in combination with ABRAXANE® for the treatment of adult patients with unresectable locally advanced or metastatic triple-negative breast cancer (TNBC) whose tumors express PD-L1 as determined by an FDA approved test. This accelerated approval is based on results from the phase III IMpassion130 study.

•                  In February, Celgene announced that the FDA granted Priority Review designation for the supplemental New Drug Application (sNDA) for REVLIMID® in combination with rituximab (R²) in patients with relapsed and/or refractory indolent NHL. The PDUFA date for the submission is June 27, 2019.

Business Updates

•                  On April 12, 2019, the stockholders of Celgene voted to adopt the proposed merger and the stockholders of Bristol-Myers Squibb voted to approve the issuance of shares of Bristol-Myers Squibb common stock in connection with the proposed merger. The parties continue to expect the transaction to close in the third quarter of 2019, subject to customary closing conditions and regulatory approvals.

First Quarter 2019 Earnings Information

Due to the pending transaction with Bristol-Myers Squibb, Celgene is not hosting a conference call in conjunction with its first-quarter 2019 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this press release to Celgene Investor Relations or Celgene Communications.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

TECENTRIQ® is a registered trademark of Genentech, a member of the Roche Group.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission, including factors related to the proposed transaction between Bristol-Myers Squibb and Celgene, such as, but not limited to, the risks that:  management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against Bristol-Myers Squibb, Celgene or the combined company; and Bristol-Myers Squibb, Celgene or the combined company is unable to retain key personnel.

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Investors:

908-673-9628

ir@celgene.com

or

Media:

908-673-2275

media@celgene.com

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition/Integration and Divestiture Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program as well as integration preparation costs associated with our merger with Bristol-Myers Squibb.

Share-Based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-month periods ended March 31, 2019 and 2018, and for the projected amounts for the twelve-month period ending December 31, 2019.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2019	2018

Net product sales	$4,024	$3,531
Other revenue	1	7
Total revenue	4,025	3,538

Cost of goods sold (excluding amortization of acquired intangible assets)	140	135
Research and development	1,216	2,203
Selling, general and administrative	773	864
Amortization of acquired intangible assets	109	87
Acquisition/integration related charges and restructuring, net	77	31
Total costs and expenses	2,315	3,320

Operating income	1,710	218

Interest and investment income, net	34	13
Interest (expense)	(192)	(166)
Other income, net	262	965

Income before income taxes	1,814	1,030

Income tax provision	269	184

Net income	$1,545	$846

Net income per common share:
Basic	$2.20	$1.13
Diluted	$2.14	$1.10

Weighted average shares:
Basic	702.4	748.3
Diluted	720.5	768.3

	March 31,	December 31,
	2019	2018
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$7,691	$6,042
Total assets	37,639	35,480
Long-term debt, including current portion	20,281	20,270
Total stockholders’ equity	8,165	6,161

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended
		March 31,
		2019	2018

Net income - GAAP		$1,545	$846

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	12	9

Research and development:
Share-based compensation expense	(1)	126	199
Collaboration-related upfront expense	(2)	216	245
Research and development asset acquisition expense	(3)	—	1,125
Adjustment related to clinical trial and development activity wind-down costs	(4)	—	(60)

Selling, general and administrative:
Share-based compensation expense	(1)	119	193

Amortization of acquired intangible assets	(5)	109	87

Acquisition/integration related (gains) charges and restructuring, net:
Change in fair value of contingent consideration and success payments	(6)	30	(30)
Juno acquisition related charges	(7)	—	61
Bristol-Myers Squibb acquisition/integration related charges	(8)	47	—

Other (expense) income, net:
Change in fair value of equity investments	(9)	(269)	(959)

Income tax provision:
Estimated tax impact from above adjustments	(10)	(85)	(133)
Non-operating tax adjustments	(11)	(16)	(11)
Net income - Adjusted		$1,834	$1,572

Net income per common share - Adjusted
Basic		$2.61	$2.10
Diluted		$2.55	$2.05

Explanation of adjustments:

(1)                   Exclude share-based compensation expense totaling $257 and $401 for the three-month periods ended March 31, 2019 and 2018, respectively.

(2)                   Exclude upfront payment expense for research and development collaboration arrangements.

(3)                   Exclude research and development asset acquisition expenses.

(4)                   Exclude adjustment of clinical trial and development activity wind-down costs associated with the discontinuance of GED-0301 clinical trials in Crohn’s disease.

(5)                   Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).

(6)                   Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Celgene Avilomics Research, Inc., Quanticel and Juno (including success payments).

(7)                   Exclude acquisition costs related to the Juno acquisition.

(8)                   Exclude acquisition and integration preparation costs related to the pending Bristol-Myers Squibb merger.

(9)                   Exclude changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

(10)            Exclude the estimated tax impact of the above adjustments.

(11)            Exclude other non-operating tax expense items. The adjustments for the three-month periods ended March 31, 2019 and 2018 are to exclude excess tax benefits of $16 and $11, respectively, recorded in the Income Tax Provision as per ASU 2016-09 (Compensation-Stock Compensation).

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2019 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$6,361	$6,883

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		26	23

Research and development:
Share-based compensation expense		424	362
Collaboration-related upfront expense		216	216

Selling, general and administrative:
Share-based compensation expense		371	317

Amortization of acquired intangible assets		459	424

Acquisition/integration related charges and restructuring, net:
Change in fair value of contingent consideration and success payments		33	—
Bristol-Myers Squibb acquisition/integration related charges		50	50

Other (expense) income, net:
Change in fair value of equity investments		(111)	(111)

Income tax provision:
Estimated tax impact from above adjustments		(234)	(426)
Non-operating tax adjustments		(16)	(16)
Projected net income - Adjusted		$7,579	$7,722

Projected net income per diluted common share - GAAP		$8.90	$9.63

Projected net income per diluted common share - Adjusted		$10.60	$10.80

Projected weighted average diluted shares		715.0	715.0

(1)         Our projected 2019 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release. In addition, our projected 2019 financial measures do not include the effect of costs associated with the Bristol-Myers Squibb and Celgene transaction that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended March 31,		% Change
	2019	2018	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,686	$1,487	13.4%	13.4%	0.0%
International	891	747	19.3%	22.6%	(3.3)%
Worldwide	2,577	2,234	15.4%	16.5%	(1.1)%

POMALYST®/IMNOVID®
U.S.	390	300	30.0%	30.0%	0.0%
International	167	153	9.2%	11.2%	(2.0)%
Worldwide	557	453	23.0%	23.7%	(0.7)%

OTEZLA®
U.S.	301	276	9.1%	9.1%	0.0%
International	88	77	14.3%	15.1%	(0.8)%
Worldwide	389	353	10.2%	10.4%	(0.2)%

ABRAXANE®
U.S.	196	159	23.3%	23.3%	0.0%
International	90	103	(12.6)%	(11.7)%	(0.9)%
Worldwide	286	262	9.2%	9.5%	(0.3)%

IDHIFA®
U.S.	19	14	35.7%	35.7%	0.0%
International	3	—	N/A	N/A	N/A
Worldwide	22	14	57.1%	58.1%	(1.0)%

VIDAZA®
U.S.	3	2	50.0%	50.0%	0.0%
International	148	155	(4.5)%	(2.2)%	(2.3)%
Worldwide	151	157	(3.8)%	(1.6)%	(2.2)%

azacitidine for injection
U.S.	5	6	(16.7)%	(16.7)%	0.0%
International	2	1	100.0%	99.3%	0.7%
Worldwide	7	7	0.0%	(0.1)%	0.1%

THALOMID®
U.S.	15	19	(21.1)%	(21.1)%	0.0%
International	9	12	(25.0)%	(22.1)%	(2.9)%
Worldwide	24	31	(22.6)%	(21.5)%	(1.1)%

ISTODAX®
U.S.	6	16	(62.5)%	(62.5)%	0.0%
International	4	3	33.3%	33.7%	(0.4)%
Worldwide	10	19	(47.4)%	(47.3)%	(0.1)%

All Other
U.S.	—	—	N/A	N/A	N/A
International	1	1	N/A	N/A	N/A
Worldwide	1	1	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,621	2,279	15.0%	15.0%	0.0%
International	1,403	1,252	12.1%	14.8%	(2.7)%
Worldwide	$4,024	$3,531	14.0%	14.9%	(0.9)%

(1)      Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)      Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.